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                             SHAREHOLDERS' AGREEMENT


                                      among


                       UNIVERSAL AMERICAN FINANCIAL CORP.


                                       and


                          THE SHAREHOLDERS NAMED HEREIN


                       ----------------------------------

                          Dated as of ___________, 1999






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                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

1.   Definitions ............................................................  1

2.   Restrictions on Transfer of Shares .....................................  6
     2.1      Limitation on Transfer ........................................  6
     2.2      Permitted Transferees .........................................  6
     2.3      Donations to Charity ..........................................  7

3.   Right of First Offer, Tag Along and Bring Along ........................  7
     3.1      Proposed Voluntary Transfer ...................................  7
              3.1.1      First Offer ........................................  7
              3.1.2      Notice .............................................  7
              3.1.3      Option Period ......................................  8
     3.2      Tag Along .....................................................  8
              3.2.1      Right to Participate ...............................  8
              3.2.2      Exercise of Options ................................  8
     3.3      Bring Along ...................................................  9
     3.4      Sale to the Purchasing Eligible Shareholders ..................  9
     3.5      Sale to Third Party Buyer ..................................... 10
     3.6      Involuntary Transfers ......................................... 10
              3.6.1      Rights of First Offer upon Involuntary Transfer .... 10
              3.6.2      Fair Market Value .................................. 11
              3.6.3      Closing ............................................ 11
              3.6.4      General ............................................ 12

4.   Pledges and Other Encumbrances ......................................... 12

5.   All Transfers in Compliance with Law and Subject to this Agreement;
      Substitution of Transferee ............................................ 12

6.   Governance ............................................................. 12
     6.1      General ....................................................... 12
     6.2      Shareholders' Actions ......................................... 13
     6.3      Election of Directors ......................................... 13
     6.4      Removal and Replacement ....................................... 14
     6.5      Adjustment of Board Representation ............................ 14
     6.6      Board Committees .............................................. 15
     6.7      Supermajority Approvals ....................................... 15
     6.8      Transactions with Affiliates .................................. 16


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                                                                            Page
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     6.9      Reimbursement of Director Expenses ............................ 16
     6.10     Liability Insurance ........................................... 16
     6.11     Limitation on Merger .......................................... 16

7.   Stock Certificate Legend ............................................... 16

8.   Other Agreements ....................................................... 17
     8.1      Financial Statements and Other Information .................... 17
     8.2      Books and Records ............................................. 17

9.   Confidentiality ........................................................ 18

10.  Specific Performance ................................................... 18

11.  Miscellaneous .......................................................... 18
     11.1     Notices ....................................................... 18
     11.2     Amendment and Waiver .......................................... 20
     11.3     Headings; Agreements .......................................... 21
     11.4     Publicity ..................................................... 21
     11.5     Severability .................................................. 21
     11.6     Entire Agreement .............................................. 21
     11.7     Term of Agreement ............................................. 22
     11.8     Assignment .................................................... 22
     11.9     Counterparts .................................................. 22
     11.10    Governing Law ................................................. 22
     11.11    Third Party Beneficiaries ..................................... 22


Schedule 1    Ownership of Shares
Schedule 6.8  Affiliate Transactions
Exhibit A     Certificate of Incorporation
Exhibit B     By-laws

                             SHAREHOLDERS' AGREEMENT

        SHAREHOLDERS' AGREEMENT, dated as of __________, 1999, among Universal American Financial Corp., a New York corporation (the "Company"), Capital Z Financial Services Fund II, L.P., a Bermuda limited partnership ("Capital Z"), Richard A. Barasch ("Barasch"), UAFC, L.P., a Delaware limited partnership ("UAFCLP"), AAM Capital Partners ("AAM"), L.P. and Chase Equity Associates, L.P. ("Chase" and, together with AAM and UAFCLP, the "AAM Investors"), and the persons identified as "UA Shareholders" on Schedule I hereto (the "UA Shareholders") (1).

        WHEREAS, the holders of the shares of Series C Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series C Preferred"), including the AAM Investors, Barasch and UAFCLP, have converted their shares of Series C Preferred into shares of common stock, par value $0.01 per share (the "Common Stock") of the Company, pursuant to the terms of the Series C Preferred;

        WHEREAS, the AAM Investors have converted their shares of Series D-1 Convertible Preferred Stock, par value $1.00 per share (the "Series D-1 Preferred"), of the Company and shares of Series D-2 Convertible Preferred Stock, par value $1.00 per share (the "Series D-2 Preferred"), of the Company, pursuant to the terms of the Series D-1 Preferred and the Series D-2 Preferred;

        WHEREAS, as of the date hereof, each of Capital Z, Barasch, the AAM Investors and the UA Shareholders own the shares of Common Stock set forth beside its name on Schedule 1 hereto; and

        WHEREAS, the parties hereto wish to restrict the transfer of the Shares (as hereinafter defined) and to provide for certain other rights and obligations, on the terms and subject to the conditions of this Agreement;

        NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which are hereby acknowledged, the parties hereto agree as follows:

    1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:



--------------

(1) It is anticipated that the UA Shareholders will include, among others, the Barasch Trust f.b.o. Harnett Family, BALP and Marvin Barasch (including those Shares owned by his immediate family).

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                                                                               2


        "AAM Director" has the meaning assigned to such term in Section 6.3.

        "Affiliate" means, as to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Barasch Directors" has the meaning assigned to such term in Section
6.3.

        "Board of Directors" means the Board of Directors of the Company.

        "Bona Fide Offer" has the meaning assigned to such term in Section
3.1.2.

        "Bring Along Notice" has the meaning assigned to such term in Section
3.3.

        "Bring Along Shareholders" has the meaning assigned to such term in
Section 3.3.

        "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

        "Capital Z Directors" has the meaning assigned to such term in Section 6.3.

        "Charter Documents" means the Certificate of Incorporation, as amended, and By-laws, as amended, of the Company as in effect on the date hereof. Copies of the Certificate of Incorporation, as amended, and By-laws, as amended, are attached hereto as Exhibits A and B, respectively.

        "Closing Date" has the meaning assigned to such term in Section 3.4.

        "Closing Price" shall mean, with respect to each share of Common Stock for any day, (a) the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the principal national securities exchange on which such Common Stock is listed or admitted for trading or (b) if such Common Stock is not listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and

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                                                                               3


the lowest reported asked quotation for such Common Stock, in either case as reported on NASDAQ or a similar service if NASDAQ is no longer reporting such information.

        "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

        "Common Stock" has the meaning assigned to such term in the first "whereas" clause.

        "Condition of the Company" means the assets, business, properties, operations or financial condition of the Company and its subsidiaries, taken as a whole.

        "Contractual Obligations" means, as to any Person, any obligations under any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound or under any security issued by such Person.

        "Current Market Price" shall mean, with respect to shares of Common Stock on any date, the average of the daily Closing Prices per share of Common Stock for the 10 consecutive trading days commencing 15 days before such date.

        "Eligible Shareholders" has the meaning assigned to such term in Section 3.1.1.

        "Excess Offered Securities" has the meaning assigned to such term in
Section 3.1.2.

        "Family Members" has the meaning assigned to such term in Section 2.2.

        "First Offer" has the meaning assigned to such term in Section 3.1.1.

        "First Offer Notice" has the meaning assigned to such term in Section 3.1.2.

        "GAAP" means generally accepted accounting principles in the United States in effect from time to time.

        "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, and an entity exercising executive, legislative, judicial, regulatory or administrative functions of any of the foregoing.

        "Independent Director" has the meaning assigned to such term in Section 6.3.

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                                                                               4


        "Involuntary Transfer" means any involuntary transfer, proceeding or action by or in which a Shareholder shall be deprived or divested of any right, title or interest in or to any of the Shares, including, without limitation, any seizure under levy of attachment or execution, any transfer in connection with bankruptcy (whether pursuant to the filing of a voluntary or an involuntary petition under the United States Bankruptcy Code of 1978, or any modifications or revisions thereto) or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency, any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property, and any involuntary transfer pursuant to a final decree of a court in a divorce action, but not including any transfer occurring pursuant to a merger or consolidation of the Company or a transfer pursuant to
Section 3.3.

        "Interested Director" has the meaning assigned to such term in Section 6.8.

        "Involuntary Transferee" has the meaning assigned to such term in
Section 3.6.1.

        "Liens" has the meaning assigned to such term in Section 3.4.

        "NASDAQ" means The NASDAQ Stock Market, Inc.

        "NYBCL" means the Business Corporation Law of the State of New York.

        "Offered Shares" has the meaning assigned to such term in Section 3.1.1.

        "Option Period" has the meaning assigned to such term in Section 3.1.3.

        "Outstanding Common Stock" means all issued and outstanding shares of Common Stock (including any capital stock into which the Common Stock is reclassified or reconstituted) and all securities (including Contractual Obligations) of the Company that are convertible into or exchangeable or exercisable for shares of Common Stock (regardless of whether such securities are at the time convertible, exchangeable or exercisable), assuming that such securities have been converted, exchanged or exercised at the rate such securities are (or would be, but for the lapse of time) so convertible, exchangeable or exercisable.

        "Participating Shareholders" has the meaning assigned to such term in
Section 3.2.1.

        "Permitted Transferee" has the meaning assigned to such term in Section 2.2.

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                                                                               5


        "Person" means any individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.

        "Pro Rata Amount" has the meaning assigned to such term in Section
3.1.2.

        "Registration Rights Agreement" means the Registration Rights Agreement dated the date hereof, among the Company, Capital Z, Barasch, the Wand Investors, the AAM Investors and the UA Shareholders.

        "Regulated Shareholder" means any Shareholder that is subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 225 (or any successor to such Regulation).

        "Regulatory Problem" means any set of facts or circumstances wherein it has been asserted by any governmental regulatory agency (or a Regulated Shareholder reasonably believes that there is a risk of such assertion) that such Regulated Shareholder is not entitled to acquire, own, hold or control, or exercise any significant right (including the right to vote) with respect to any securities of the Company.

        "Requirements of Law" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation or determination of an arbitrator or a court or other Governmental Authority, in each case (i) applicable or binding upon such Person or any of its properties or to which such Person or any of its properties is subject or (ii) pertaining to any or all of the transactions contemplated herein.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Selling Shareholder" has the meaning assigned to such term in Section 3.1.1.

        "Shareholders" means, collectively or singularly, Capital Z, Barasch, the Wand Investors, the AAM Investors and the UA Shareholders, and any transferee who has agreed to be bound by the terms and conditions of this Agreement in accordance with

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                                                                               6


Section 5. For purposes of this Agreement, Shares owned by Barasch will be deemed to include Shares owned of record by Barasch and his wife, Renee P. Barasch, and Shares owned of record by the following trusts and other entities:

        Richard A. Barasch C/F Benjamin P. Barasch UGMA NY
        Richard A. Barasch C/F Emily P. Barasch UGMA NY
        Tara Acquisition, LLC
        Barasch Associates Limited Partnership (but only to the extent such Shares are beneficially owned by Richard A. Barasch, Renee P. Barasch and NMRB Corp.)

        "Shareholders' Meeting" has the meaning assigned to such term in Section 6.1.

        "Share Purchase Agreement" means the Share Purchase Agreement, dated as of the date hereof, between the Company and Capital Z.

        "Shares" means, with respect to each Shareholder or all Shareholders, all shares, whether now owned or hereafter acquired, of Common Stock (including any capital stock into which the Common Stock is reclassified or reconstituted) and all securities (including Contractual Obligations) of the Company that are convertible into or exchangeable or exercisable for shares of Common Stock (regardless of whether such securities are at the time convertible, exchangeable or exercisable), in each case that are beneficially owned, directly or indirectly, by such Shareholder or all Shareholders.

        "Third Party Buyer" has the meaning assigned to such term in Section 3.1.1.

        "Third Party Sale" has the meaning assigned to such term in Section
3.2.1.

        "Transaction Agreements" means, collectively, this Agreement, the Share Purchase Agreement and the Registration Rights Agreement.

        "transfer" has the meaning assigned to such term in Section 2.1.

        "Transferred Shares" has the meaning assigned to such term in Section 3.6.1.

        "Written Consent" has the meaning assigned to such term in Section 6.1.

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                                                                               7


    2.  Restrictions on Transfer of Shares.

        2.1 Limitation on Transfer. During the term of this Agreement, no Shareholder shall sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a "transfer") any Shares or any right, title or interest therein or thereto, except for (i) transfers pursuant to a registered public offering of Common Stock and (ii) transfers effected in accordance with the other provisions of this Agreement. Any attempt to transfer any Shares or any rights thereunder in violation of the preceding sentence shall be null and void ab initio and the Company shall refuse to register any such transfer.

        2.2 Permitted Transferees. (a) At any time, any Shareholder may, without the consent of the other Shareholders but subject to Sections 2.2(b) and
Article 5, transfer Shares (i) with respect to a Shareholder who is an individual, to a member of such Shareholder's immediate family, which shall include her or his parents, spouse or former spouse, siblings, children (including sons-in-law, daughters-in-law and adopted children) or grandchildren ("Family Members"), or a trust, corporation or partnership, all of the beneficial interests in which shall be held by such Shareholder or one or more Family Members of such Shareholder; provided, however, that during the period any such trust, corporation or partnership holds any right, title or interest in any Shares, no Person other than such Shareholder or one or more Family Members of such Shareholder may be or become beneficiaries, Shareholders or limited or general partners thereof; (ii) with respect to a Shareholder that is not an individual, to (A) any corporation, partnership or other entity which is an Affiliate of such Shareholder or (B) any general or limited partners of such Shareholder or Affiliate of such Shareholder (the Persons referred to in the preceding clauses (i) and (ii) are herein each referred to as a "Permitted Transferee").

          (b) If any Shareholder desires to transfer all or any portion of its, her or his Shares to a Permitted Transferee under this Section 2.2, such Shareholder shall give notice to the Company (and the Company shall give notice to the other Shareholders) of its, her or his intention to make such transfer not less than 15 days prior to effecting such transfer, which notice shall state the name and address of each Permitted Transferee to whom such transfer is proposed and the number of Shares proposed to be transferred to such Permitted Transferee.

        2.3 Donations to Charity. Barasch may transfer up to 2.5% of the Shares owned by him on the date hereof to charitable institutions.

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                                                                               8


    3.  Right of First Offer, Tag Along and Bring Along.

        3.1       Proposed Voluntary Transfer.

          3.1.1 First Offer. If any Shareholder (a "Selling Shareholder") desires to transfer all or any portion of its or his Shares (the "Offered Shares") to any Person (other than a Permitted Transferee) (a "Third Party Buyer," which term may include another Shareholder), such Selling Shareholder shall first offer (the "First Offer") to sell the Offered Shares to Barasch and Capital Z (the "Eligible Shareholders"); provided, however, that the Selling Shareholder shall not be obligated to make such an offer (i) in connection with the pledge or other encumbrance of Shares to a bank or other financial institution pursuant to Article 4, or, in the case of Barasch, in connection with a donation of Shares to a charitable institution pursuant to Section 2.3,
(ii) if the Selling Shareholder elects to deliver a Bring-Along Notice (as defined below) pursuant to Section 3.3, or (iii) if the transfer by a Selling Shareholder of Offered Shares would involve (A) the transfer of less than 1% of the Outstanding Common Stock or (B) when aggregated with all transfers pursuant to Section 3.1 by such Selling Shareholder and its Permitted Transferees, the transfer of less than 2.5% of the Outstanding Common Stock.

          3.1.2 Notice. The Selling Shareholder shall send written notice of the First Offer (the "First Offer Notice") to the Company and the Eligible Shareholders, which First Offer Notice shall state that the Selling Shareholder proposes to effect a transfer of its Shares, the number of Shares proposed to be transferred, and the terms and conditions of the First Offer. If the First Offer Notice is delivered by the Selling Shareholder in connection with the receipt by the Selling Shareholder of a bona fide written offer to purchase Shares from a Third Party Buyer (a "Bona Fide Offer"), the First Offer Notice shall include a copy of such offer. Upon receipt of the First Offer Notice, the Eligible Shareholders (including any Shareholder participating in a Bona Fide Offer) shall be entitled to purchase all (but not less than all) of the Offered Shares upon the terms and conditions set forth in the First Offer Notice. Each Eligible Shareholder electing to purchase Offered Shares (including, without limitation, Shares that the other Eligible Shareholders have a right to purchase but do not purchase under this Section 3.1) shall be entitled to purchase its Pro Rata Amount (as defined below) of the Offered Shares. The "Pro Rata Amount" of any Eligible Shareholder electing to purchase Offered Shares shall be the ratio of the total number of Shares that such Eligible Shareholder then owns to the number of Shares that all Eligible Shareholders that elect to purchase the Offered Shares then own (including such Eligible Shareholder's Shares); provided, however, that if any Eligible Shareholder does not fully subscribe for the number or amount of Offered Shares it is entitled to purchase, then each other participating Eligible Shareholder shall have the right to purchase that percentage of the Offered Shares not so subscribed for (the "Excess Offered Securities"), determined by dividing (i) the total number of Shares then owned by such fully participating Eligible Shareholder by (ii) the

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                                                                               9


total number of shares then owned by all fully participating Eligible Shareholders who elect to purchase the Excess Offered Securities.

          3.1.3 Option Period. The right of First Offer may only be exercised by the Eligible Shareholders by delivery of written notice of exercise to the Selling Shareholder (with a copy to the other Eligible Shareholders) within [15] days after receipt of the First Offer Notice (the "Option Period"). If any Eligible Shareholder shall fail to respond to the Selling Shareholder within the Option Period, such failure shall be deemed to be a waiver of its, her or his rights under Section 3.

        3.2       Tag Along.

          3.2.1 Right to Participate. If the sale or transfer by a Selling Shareholder of Common Stock would, when aggregated with all prior sales or transfers by such Selling Shareholder and its Permitted Transferees, result in the sale of 25% or more of the Outstanding Common Stock, and the Eligible Shareholders do not, during the Option Period, elect pursuant to Section 3.1 to purchase all of the Offered Shares, then each Shareholder (including any Shareholder that is the Selling Shareholder) shall have the right, in connection with any transfer of the Offered Shares to a Third Party Buyer within the time specified in Section 3.5 (the "Third Party Sale"), to sell to such Third Party Buyer upon the terms set forth in the First Offer Notice (including the amount of per Share consideration, subject to appropriate adjustment in the case of warrants, options and other securities that are convertible into or exchangeable or exercisable for shares of Common Stock that have not yet been converted, exchanged or exercised), that number of Shares equal to the product of (i) the Shares owned by such Shareholder multiplied by (ii) a percentage calculated by dividing the aggregate number of Shares proposed to be sold in the Third Party Sale by the total number of Shares owned by such Shareholder and the other Shareholders (including the Shareholder that is a Selling Shareholder) participating in the Third Party Sale (collectively, the "Participating Shareholders"). If one or more Shareholders who have the right to participate in the Third Party Sale elect not to include the number of Shares which such Shareholders would be permitted to include in the Third Party Sale, each Participating Shareholder may elect to sell in the Third Party Sale a number of additional Shares owned by such Participating Shareholders equal to such Participating Shareholder's pro rata portion of the number of such Shares that are not included in the Third Party Sale, based on the relative number of Shares then owned by each Participating Shareholder.

          3.2.2   Exercise of Options.  The option of an Eligible
Shareholder under Section 3.2.1 shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the tenth day after the Option Period, to the Selling Shareholder with a copy to the Company and the other Shareholders. Such notice shall state, as appropriate, (a) the number of Shares held by such Shareholder, and (b) the number of Shares that such Shareholder desires to sell pursuant to Section 3.2.1. The

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                                                                              10


failure of a Shareholder to respond within ten (10) days after the expiration of the Option Period to the Selling Shareholder shall be deemed to be a waiver of its, her or his rights under Section 3.2.1.

        3.3 Bring Along. If one or more Selling Shareholders that, in the aggregate, own more than 51% of the Outstanding Common Stock (which Selling Shareholders must include one or more Shareholders other than Capital Z and its Permitted Transferees) receives a Bona Fide Offer from a Third Party Buyer to purchase at least 50% of the Outstanding Common Stock, such Selling Shareholders may send written notice (the "Bring Along Notice") to the other Shareholders (the "Bring Along Shareholders") (with a copy to the Company) notifying them that the other Shareholders will be required to transfer Shares in such sale or other transaction. Upon delivery of the Bring Along Notice, each Bring Along Shareholder shall be obligated to transfer in the transaction contemplated by the Bring-Along Notice, the number of Shares determined in accordance with the next sentence, on the same terms and conditions as the Selling Shareholders (including the amount of per Share consideration, subject to appropriate adjustment in the case of warrants, options and other securities that are convertible into or exchangeable or exercisable for shares of Common Stock that have not yet been converted, exchanged or exercised). Each Selling Shareholder and Bring Along Shareholder shall sell in the transaction contemplated by the Bring Along Notice that number of Shares equal to the product of (i) the number of Shares to be sold to the Third Party Buyer multiplied by (ii) a percentage calculated by dividing (x) the number of Shares owned by such Selling Shareholder or Bring Along Shareholder, as the case may be, by (y) the total number of Shares owned by all Selling Shareholders and Bring Along Shareholders. Each such Shareholder shall (a) take all actions (including executing documents) in connection with the consummation of the proposed transaction as may reasonably be requested of it by the Selling Shareholders, and (b) appoint the Selling Shareholders as its attorneys-in-fact to do the same on its behalf. If a contract with respect to the transaction contemplated by the Bona Fide Offer has not been entered into within 90 days of receipt of the Bring Along Notice, the obligations of the Shareholders under this Section 3.3 shall terminate with respect to the transaction specified in the Bring-Along Notice, and the Selling Shareholders may not cause such Shareholders to sell pursuant to this Section
3.3 without again complying with all of the provisions of this Section 3.3. Notwithstanding the foregoing, no Shareholder shall be required to transfer Shares in a sale or other transaction contemplated in this Section 3.3 if the price at which the Selling Shareholders propose to sell their Shares is below the Fair Market Value (calculated in accordance with Section 3.6.2) of such Shares; provided, that in no event shall the Selling Shareholders be obligated to make the other Shareholders a First Offer.

        3.4 Sale to the Purchasing Eligible Shareholders. The closing of the purchase of Offered Shares subscribed to by the purchasing Eligible Shareholders under Section 3.1 shall be held at the principal office of the Company at 11:00 a.m., local time, on the 30th day following delivery of the First Offer Notice (the "Closing

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                                                                              11


Date") or at such other time and place as the parties to the transaction may agree. Notwithstanding the foregoing, the Closing Date may be extended, at the option of the Eligible Shareholders, for such reasonable period of time as shall be necessary to obtain requisite governmental or regulatory approvals in respect of such purchase and sale, including the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as amended, or any other applicable governmental or regulatory provision limiting or regulating investments in any equities; provided, however, such extension shall not exceed 30 days. At such closing, the Selling Shareholders shall deliver to the purchasing Eligible Shareholders certificates representing the Offered Shares, duly endorsed with a signature guarantee for transfer and accompanied by all requisite transfer taxes, if any, and such Offered Shares shall be free and clear of any liens, claims, options, charges, encumbrances or rights ("Liens") (other than those arising hereunder), and the Selling Shareholders shall so represent and warrant, and each shall further represent and warrant that it is the beneficial and record owner of such Offered Shares. Each purchasing
Eligible Shareholder shall, at the closing, deliver to the Selling Shareholders payment in full in immediately available funds for the Offered Shares purchased by it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

        3.5 Sale to Third Party Buyer. Unless the Eligible Shareholders elect to purchase all of the Offered Shares pursuant to Section 3.1, (i) each Selling Shareholder may sell its or his Offered Shares or (ii) if Section 3.2 applies, all Participating Shareholders may sell such portions of their Shares as can be sold under Section 3.2.1, in either case (i) or (ii), to the Third Party Buyer upon the terms and conditions stated in the First Offer Notice; provided, however, that such sale is bona fide and made prior to or within 60 days after the proposed Closing Date. Notwithstanding the foregoing, the Closing Date may be extended, at the option of the Selling Shareholder, for such reasonable period of time as shall be necessary to obtain requisite governmental or regulatory approvals in respect of such purchase and sale, including the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as amended, or any other applicable governmental or regulatory provision limiting or regulating investments in any equities; provided, however, such extension shall not exceed 60 days. If such sale is not consummated prior to or on the Closing Date (extended as provided above, if applicable) for any reason, then the restrictions provided for herein shall again become effective, and no transfer of such Offered Shares may be made thereafter (other than to a Permitted Transferee) by the Selling Shareholders without again offering the same to the Eligible Shareholders in accordance with this Section 3.

        3.6       Involuntary Transfers.

          3.6.1 Rights of First Offer upon Involuntary Transfer. If an Involuntary Transfer of any Shares (the "Transferred Shares") owned by any of the Shareholders shall occur, the Eligible Shareholders shall have the same rights as specified in Section 3.1 with respect to such Transferred Shares as if the Involuntary Transfer had been a proposed voluntary transfer by a Selling Shareholder, except that (a) the Option Period shall be a period of 15 days from the date of receipt by the Company and the Eligible Shareholders of notice of the Involuntary Transfer, (b) the Closing Date shall be 90 days after the expiration of the Option Period, (c) such rights shall be exercised by notice to the transferee of such Transferred Shares (the "Involuntary Transferee") rather than to the Shareholder who suffered or will suffer the Involuntary Transfer and
(d) the purchase price per Transferred Share shall be agreed to between the Involuntary Transferee and the purchasing Eligible Shareholders; provided, however, that if such parties fail to agree as to such purchase price, the purchase price shall be the fair market value thereof as determined in accordance with Section 3.6.2.

          3.6.2 Fair Market Value. If the Common Stock is listed or admitted for trading on any national securities exchange or quoted on NASDAQ or a similar service, the fair market value of the Transferred Shares shall be the Current Market Price. If the Common Stock is not listed or admitted for trading on any national securities exchange or quoted on NASDAQ or a similar service, the fair market value of the Transferred Shares shall be determined in accordance with the remaining provisions of this Section 3.6.2 by a panel of three independent appraisers, which shall be recognized investment banking firms or recognized experts experienced in the valuation of corporations. Within 15 days after the notice to the Involuntary Transferee with respect to the exercise of the right to purchase the Transferred Shares, the Involuntary Transferee and the Board of Directors of the Company shall each designate one such appraiser that is willing and able to conduct such determination. If either the Involuntary Transferee or the Board of Directors fails to make such designation within such period, the other party that has made the designation shall have the right to make the designation on its behalf. The two appraisers designated shall, within a period of 15 days after the designation of the second appraiser, agree to designate a third appraiser. The three appraisers shall conduct their determination as promptly as practicable, and the fair market value of the Transferred Shares shall be the average of the determination of the two appraisers that are closer to each other than to the determination of the third appraiser, which third determination shall be discarded. Such determination shall be final and binding on the Involuntary Transferee and the purchasing Eligible Shareholders.

          3.6.3 Closing. The closing of any purchase under this Section 3.6 shall be held at the principal office of the Company at 11:00 a.m., local time, on the Closing Date or at such other time and place as the parties to the transaction may agree. At such closing, the Involuntary Transferee shall deliver to the purchasing Eligible Shareholders certificates, if applicable, or other instruments or documents representing the Transferred Shares being purchased under this Section 3.6, duly endorsed with a signature guarantee for transfer and such Transferred Shares shall be free and clear of any Lien arising through the action or inaction of the Involuntary Transferee. Each purchasing Eligible Shareholder shall deliver to the Selling Shareholder at the closing payment in full in immediately available funds for such Transferred Shares. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

          3.6.4   General. In the event that the provisions of this Section
3.6 shall be held to be unenforceable with respect to any particular
Involuntary Transfer, the Eligible Shareholders shall have the rights specified in Section 3.1 with respect to any transfer by an Involuntary Transferee subject to a Bona Fide Offer from a Third Party Buyer for such Shares, and each Shareholder agrees that any Involuntary Transfer shall be subject to such rights, in which case the Involuntary Transferee shall be deemed to be the Selling Shareholder for purposes of Section 3.1 of this Agreement and shall be bound by the provisions of Section 3.1 and the other provisions of this Agreement, except that the requirement for the absence of Liens and giving of representations shall be limited to those required by an Involuntary Transferee under Section 3.6.3.

    4. Pledges and Other Encumbrances. No Shareholder shall hypothecate, pledge, grant a security interest in or otherwise encumber any of its Shares unless (i) such Shareholder shall give notice to the Company and the other Shareholders of its intention to encumber its Shares not less than 15 days prior to effecting such transaction, which notice shall state the name and address of the proposed pledgee or other beneficiary (which shall be a bank or other financial institution acceptable to the Company) and the number of Shares proposed to be encumbered; and (ii) the proposed pledgee or other beneficiary shall execute an agreement acknowledging its familiarity with the terms of this Agreement and agreeing to be bound by the terms hereof in the event of any sale, by or following foreclosure or otherwise, of such Shares, or in the event of any proposal or waiver that would permit the retention of such Shares in satisfaction of the secured obligation, or in the event of any exercise of any rights (including voting rights) of such Shares, by such pledgee or other beneficiary.

    5. All Transfers in Compliance with Law and Subject to this Agreement; Substitution of Transferee. Notwithstanding any other provision of this Agreement, no transfer may be made under Section 2.2, and no transfer of 5% or more of the Outstanding Common Stock may be made pursuant to Section 3 to a Third Party Buyer in a privately negotiated transaction, unless each transferee of Shares has agreed in writing to be bound by the terms and conditions of this Agreement to the same extent and in the same manner as the Shareholder transferring such Shares. All transfers of Shares shall comply in all respects with the applicable provisions of this Agreement and with applicable federal and state securities laws including, without limitation, the Securities Act. Upon becoming a party to this Agreement, a transferee shall enjoy the same rights and be subject to the same obligations as its predecessor hereunder, except that the rights of such Shareholder under Section 6 are not transferable except as specifically provided in Section 6.3.

    6.  Governance.

        6.1 General. From and after the execution of this Agreement, each Shareholder shall vote its Shares, at any regular or special meeting of Shareholders of the Company (each a "Shareholders' Meeting"), or in any written consent executed in lieu of such a meeting of Shareholders (a "Written Consent"), and shall take all other actions necessary to give effect to the agreements contained in this Agreement and to ensure that the Charter Documents do not at any time hereafter conflict in any respect with the provisions of this Agreement. In addition, each Shareholder shall vote its Shares at any Shareholders' Meeting, or act by Written Consent with respect to such Shares, upon any matter submitted for action by the Company's Shareholders, or with respect to which such Shareholder may vote or act by Written Consent, in conformity with the specific terms and provisions of this Agreement and the Charter Documents.

        6.2 Shareholders' Actions. In order to effectuate the provisions of this Section 6, each Shareholder hereby agrees that, when any action or vote is required to be taken by such Shareholder pursuant to this Agreement, such Shareholder shall use its reasonable best efforts to call, or cause the appropriate officers and directors of the Company to call, a Shareholders' Meeting or to execute or cause to be executed a Written Consent pursuant to Section 615 of the NYBCL to effectuate such Shareholder action. Further, each Shareholder shall use its reasonable best efforts to cause the Board of Directors to adopt, either at a meeting of the Board of Directors or by unanimous written consent of the Board of Directors pursuant to Section 708 of the NYBCL, all the resolutions necessary to effectuate the provisions of this Agreement.

        6.3       Election of Directors. Each Shareholder shall vote its
Shares at any Shareholders' Meeting, or act by Written Consent with respect to such Shares, and take all other actions necessary to ensure that the number of directors constituting the entire Board of Directors shall be 9, as provided for below. Subject to Section 6.5, each Shareholder shall vote its Shares at any Shareholders' Meeting called for the purpose of filling the positions on the Board of Directors, or in any Written Consent executed for such purpose, in favor of the election to the Board of Directors of the following individuals:

          (a) four individuals, who shall be designated by Capital Z (the "Capital Z Directors");

          (b) two individuals, who shall satisfy the criteria for treatment as an "independent director" under the rules of any stock exchange on which securities of the Company are listed (including NASDAQ), who shall be designated by the Company (the "Independent Director");

          (c) two individuals, who shall be designated by Richard Barasch (the "Barasch Directors");

          (d) one individual, who shall be designated jointly by the AAM Investors (the "AAM Director").

On the date hereof, the Capital Z Directors shall be Robert Spass, Bradley Cooper, Susan Fleming and one additional director to be designated by Capital Z, the Independent Directors shall be Robert Wright and Pat McLaughlin, the Barasch Directors shall be Richard Barasch and Judge Bertram Harnett and the AAM Director shall be Richard Veed.

The rights of the Shareholders to designate directors pursuant to this Section
6.3 are not transferable except to Permitted Transferees; provided, however, that Capital Z and its Permitted Transferees may assign the right to designate one or more Capital Z Directors to any Third Party Buyer which acquires from Capital Z or its Permitted Transferees in one or more privately negotiated transactions Shares representing 10% or more of the Outstanding Common Stock.

        6.4 Removal and Replacement. Any Shareholder that nominated a director pursuant to Section 6.3 shall be entitled at any time and for any reason (or for no reason), by notice to the other Shareholders and the Company, to designate such director for removal. Upon delivery of any such notice, each Shareholder shall, as soon as practicable thereafter and in any event prior to the transaction of any other business by the Shareholders or the Board of Directors, use its reasonable best efforts to cause the Board of Directors (or, if a Shareholder vote is required pursuant to Section 706 of the NYBCL, vote its Shares (including by Written Consent)), to remove such Director designated for removal, and to elect a director or directors designated to fill the resulting vacancy or vacancies, in the manner contemplated by Section 6.3. If, at any time, a vacancy is created on the Board of Directors by reason of the death or resignation of any Capital Z Director, the Independent Director, either Barasch Director, the Wand Director or the AAM Director, each Shareholder shall use its reasonable best efforts to cause the Board of Directors, as soon as practicable thereafter and in any event prior to the transaction of business by the Board of Directors in respect of any matter requiring supermajority or special approval pursuant to Section 6.7 or 6.8, to vote to elect to the Board of Directors the individual designated to fill such vacancy in the manner contemplated by Section 6.3.

        6.5 Adjustment of Board Representation. The composition of the Board of Directors described in Section 6.3 shall be subject to adjustment as follows:

          (a)     If Capital Z and its Permitted Transferees cease to own
50% or more of the Outstanding Common Stock, then Capital Z and its Permitted Transferees collectively will have the right to designate a number of directors equal to such proportion of the total number of directors as corresponds to the proportion of the Outstanding Common Stock then owned by Capital Z and its Permitted Transferees, subject to clause (c) below.

          (b) Barasch shall continue to have the right to designate two directors for so long (but only for so long) as he continues to serve as President and Chief Executive Officer of the Company.

          (c) From and after the date that any Shareholder (together with its Permitted Transferees) does not own 10% of the Outstanding Common Stock, such Shareholder shall no longer be entitled to designate any directors; provided, however, that (i) if Barasch no longer serves as President and Chief Executive Officer of the Company, he shall nevertheless continue to be entitled to designate one director for so long as he owns (together with his Permitted Transferees) at least 75% of the Shares owned by him on the date hereof and (ii) the AAM Investors (and their Permitted Transferees) shall continue to have the right to designate one director for so long as the AAM Investors and their Permitted Transferees continue to own at least 90% of the Shares owned by them on the date hereof.

        6.6 Board Committees. The Shareholders shall cause the Company to maintain in the By-laws of the Company a provision requiring the Board of Directors to have an audit committee and a compensation committee. If Capital Z continues to hold at least 10% of the Outstanding Common Stock, Capital Z shall be entitled to appoint a member of all board committees. Each Shareholder agrees that it will not take, cause to be taken or approve any action (including, but not limited to, any amendment of the Certificate of Incorporation, as amended, of the Company) that would be inconsistent with the first sentence of this
Section 6.6.

        6.7 Supermajority Approvals. The Shareholders agree that they will not vote their Shares to approve any of the following actions if such action has not been specifically approved or ratified at a meeting of the Board of Directors by the affirmative vote of not less than 662/3% of the total number of directors:

          (a) entering into (A) any merger or consolidation in which either the Company or a material Subsidiary is a constituent corporation or its securities are being issued and the shareholders following such transaction do not own, directly or indirectly, in the aggregate a majority of the shares or equity securities of the surviving corporation of any such merger or consolidation entitled to elect members of the Board of Directors, (B) the sale of all or substantially all of the Company's assets or properties in a single transaction or in a series of related transactions, or (C) the sale, lease, exchange or other disposition of any shares of a material Subsidiary or all or substantially all assets of any material Subsidiary;

          (b)     changing the authorized number of directors;

          (c)     amending or modifying the Charter Documents;

          (d) electing or removing any of the President, Chief Financial Officer or other executive officers, and amending or modifying of the Employment Agreement, dated ____________, 1999, between the Company and Barasch;

          (e) voluntarily dissolving or winding-up the Company or any material Subsidiary or filing with respect to the Company or any material Subsidiary a voluntary petition in bankruptcy or for reorganization or for the adoption of any plan or arrangement with creditors or an admission seeking the relief therein provided under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors; and

          (f) approving any dividend or other distribution in respect of the Common Stock.

        6.8 Transactions with Affiliates. Without the approval of a majority of the Company's Board of Directors (excluding directors nominated by an Interested Shareholder (as defined below)), the Company shall not, and shall not permit any subsidiary to, (a) enter into (or call a default under, amend in any material respect or grant any waiver with respect to any material matter under) any transaction or agreement with any Shareholder or any Affiliate of such Shareholder (the "Interested Shareholders") or (b) purchase any selling, general, management or administrative services from a Shareholder or an Affiliate of a Shareholder; provided, however, that nothing contained in this
Section 6.8 shall prohibit the Company from performing its obligations under any existing agreements between the Company and any Interested Shareholder or any Affiliate of an Interested Shareholder as in effect on the date hereof and described on Schedule 6.8; and provided, further, that any such renewal, extension, modification or amendment of any such existing agreements shall require approval of the Board of Directors (excluding directors nominated by an Interested Shareholder).

        6.9 Reimbursement of Director Expenses. Each Director shall be entitled to receive from the Company reimbursement for reasonable out-of-pocket expenses (including travel related expenses), if any, incurred in connection with the performance of his or her duties as a director. Nothing contained in this Section 6.9 shall preclude any member of the Board of Directors from serving the Company or its subsidiaries in any other capacity and receiving proper compensation therefor.

        6.10 Liability Insurance. The Company shall, and each Shareholder shall use reasonable efforts to cause the Board of Directors to cause the Company to, maintain a directors' liability insurance policy that is reasonably acceptable to a majority of the Directors.

        6.11 Limitation on Merger. Each Shareholder agrees that for a period of two years from the date of this Agreement, it will not vote its Shares to approve a merger of the Company in which the shareholders of the Company are to receive consideration in cash or other property instead of shares in the surviving entity, unless such merger has been approved at a meeting of the Board of Directors by the requisite majority, including the affirmative vote of the Barasch Directors.

    7. Stock Certificate Legend. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing Shares now held or hereafter acquired by any Shareholder shall, for as long as this Agreement is effective, bear legends substantially in the following forms:

    THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A "TRANSFER") AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE SHAREHOLDERS' AGREEMENT, DATED AS OF ___________, 1999, AMONG THE COMPANY AND THE SHAREHOLDERS NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY'S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF SUCH SHAREHOLDERS' AGREEMENT.

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

    8. Other Agreements. The Company hereby covenants and agrees with each Shareholder, as follows:

        8.1 Financial Statements and Other Information. The Company shall deliver to each Shareholder:

          (a) promptly upon their becoming available, a copy of (i) all regular or special reports, registration statements and amendments to the foregoing which the Company files with the Commission or any securities exchange, (ii) all reports, proxy statements, financial statements and other information distributed by the Company to its stockholders, bondholders or the financial community generally, and (iii) all accountants' management letters pertaining to, all other reports submitted by accountants in connection with any audit of, and all other material reports from outside accountants with respect to, the Company or any of its subsidiaries; and

          (b) such other financial, operating or other data or other information of or relating to the Company or any of its Subsidiaries as any Shareholder reasonably may request.

        8.2 Books and Records. The Company shall, and shall cause its subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its subsidiaries in accordance with GAAP.

        8.3 Regulatory Compliance Cooperation. If, at any time, a Regulated Shareholder notifies the Company that it has or would have a Regulatory Problem, the Company agrees to use its reasonable best efforts to accommodate any reasonable request of such Regulated Shareholder which may assist in eliminating such Regulatory Problem, including, but not limited to, the authorization and issuance to such Regulated Shareholder of shares of a class of non-voting stock.

    9. Confidentiality. All the financial statements, reports or other information provided to any Shareholder pursuant to Section 8.1 hereof shall be deemed to be confidential information of the Company; provided, however, that information shall be deemed not to be confidential information of the Company if such information (i) is generally available to the public or becomes generally available to the public other than as a result of a disclosure by the Shareholder receiving such information or its officers, employees, agents or counsel or (ii) was or becomes available to the Shareholder receiving such information prior to its disclosure to such Shareholder pursuant to Section 8.1 hereof, provided that the Shareholder had no reasonable basis for concluding that such information was made available in violation of a confidentiality agreement with the Company. Each Shareholder agrees to use reasonable efforts to prevent the disclosure of such confidential information to any other person (excluding its officers, employees, agents or counsel who require access to such information), except (a) as may be necessary in connection with a request by a Governmental Authority having or claiming jurisdiction over such Shareholder, or (b) in connection with the enforcement of such Shareholder's rights hereunder or under the Charter Documents or Transaction Agreements. Without limiting the generality of the foregoing, the Company may require any Shareholder receiving any confidential information of the Company to enter into a separate confidentiality and non-disclosure agreement, in form and substance reasonably satisfactory to the Company and such Shareholder.

    10. Specific Performance. The parties hereto intend that each of them have the right to seek damages or specific performance in the event that any other party hereto fails to perform such other party's obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

    11. Miscellaneous.

        11.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally, sent by commercial carrier or registered or certified mail (postage prepaid, return receipt requested) or transmitted by facsimile with automated receipt confirmation to the parties at the following addresses and numbers:

                  If to the Company, to:

                  Universal American Financial Corp.
                  Six International Drive, Suite 190
                  Rye Brook, NY  10573-1068
                  Fax:  (914) 934-9123
                  Attention:  Richard A. Barasch

                  with copies to:

                  Harnett Lesnick & Ripps, P.A.
                  NationsBank Tower
                  150 E. Palmetto Park Road

                  Suite 500
                  Boca Raton, FL  33432-4832
                  Fax:  (561) 368-4315
                  Attention:  Judge Bertram Harnett

                  and

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, NY  10017-3954
                  Fax:  (212) 455-2502
                  Attention:  Gary I. Horowitz, Esq.

                  If to Capital Z, to:

                  Capital Z Partners, Ltd.
                  One Chase Manhattan Plaza
                  44th Floor
                  New York, NY 10005
                  Fax:  (212) 898-8720
                  Attention: Bradley E. Cooper

                  with a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York  10019-6064
                  Fax:  (212) 757-3990
                  Attention: David K. Lakhdhir, Esq.

                  If to Barasch, to:

                  Universal American Financial Corporation
                  Six International Drive
                  Suite 190
                  Rye Brook, NY  10573-1068
                  Fax:  (914) 934-9123

                  with a copy to:

                  Harnett Lesnick & Ripps, P.A.
                  NationsBank Tower
                  150 E. Palmetto Park Road
                  Suite 500
                  Boca Raton, FL  33432-4832
                  Fax: (561) 368-4315
                  Attention:  Judge Bertram Harnett

                  If to the AAM Investors, to:

                  AAM Capital Partners, L.P.
                  30 North LaSalle Street
                  35th Floor
                  Chicago, IL  60602
                  Fax: (312) 263-1196
                  Attention: Richard A. Veed

                  with a copy to:

                  Katten Muchin & Zavis
                  525 West Monroe Street
                  Suite 1600
                  Chicago, IL 60661-3693
                  Fax: (312) 902-1061
                  Attention: Michael P. Goldman, Esq.

                  [Add addresses for the UA Shareholders]

        Any Shareholder may designate another notice address by giving notice to the other parties in the manner provided above.

        11.2      Amendment and Waiver.

          (a) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

          (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party hereto from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by each Shareholder that is or would be adversely affected by any such amendment, supplement, modification, waiver or consent and (ii) only in the specific instance and for the specific purpose for which made or given. Notwithstanding the foregoing, the observance of any terms of this Agreement which benefit only the Eligible Shareholders may be waived by Eligible Shareholders holding a majority of the Shares owned by all Eligible Shareholders.

        11.3 Headings; Agreements. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The term "Agreement" for purposes of representations and warranties hereunder shall be deemed to include the Exhibits hereto to be executed and delivered by parties relevant thereto.

        11.4 Publicity. So long as this Agreement is in effect, except as required by law, regulation or stock exchange requirements, the parties hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the contents of this Agreement or the other agreements contemplated hereby without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

        11.5 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

        11.6 Entire Agreement. This Agreement (including all Exhibits hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them. This Agreement, together with the exhibits hereto, supersedes all prior agreements and understandings on the subject matter hereof, including, without limitation, the Shareholders Agreement, dated as of December 30, 1994, as amended, among the Company and Wand/Universal Investments L.P., and the Shareholders Agreement, dated April 25, 1997, as amended, among the Company, AAM Capital Partners, L.P. and the other parties named therein, all of which are being terminated effective as of the date of this Agreement. Notwithstanding anything to the contrary stated herein, Section 5.a.ii of the 1998 Stock Purchase Agreement, dated December __, 1998, among the Company, UAFC, L.P., Chase Equity Associates, L.P. and AAM Capital Partners, L.P. shall terminate effective as of the date of this Agreement.

        11.7 Term of Agreement. This Agreement shall become effective upon the execution hereof and shall continue in effect until the termination of this Agreement by written agreement of all Shareholders; provided, however, that this Agreement shall cease to be effective in respect of any Shareholder which ceases to own at least 1% of the Outstanding Common Stock.

        11.8 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including, in the case of any party hereto that is an individual, the heirs, estate and personal representatives of such party). This Agreement is not assignable except by operation of law or in compliance with Section 2.2 and 5 and the last sentence of Section 6.3.

        11.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

        11.10 Governing Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of New York, without reference to the conflict of laws principles thereof which might indicate the applicability of the laws of any other jurisdiction.

        11.11 Third Party Beneficiaries. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.


                              UNIVERSAL AMERICAN FINANCIAL CORP.


                              By:
                                 ---------------------------------------
                                 Name:
                                 Title:


                              CAPITAL Z FINANCIAL SERVICES FUND II, L.P.

                              By: Capital Z Partners, L.P., general partner
                                   By:  Capital Z Partners Ltd., general partner

                                   By:
                                      -----------------------------------
                                      Name:
                                      Title:



                              -------------------------------------------
                              Richard A. Barasch

                              UAFC, L.P.

                              By: VWA, L.L.C., general partner
                                  By:  Veed Corp., managing member

                                  By:
                                     ------------------------------------
                                     Name:
                                     Title:


                              AAM CAPITAL PARTNERS, L.P.

                              By: AAM Partners, L.P., general partner
                                  By: AAM Investment Banking Group, Ltd.,
                                      general partner

                                  By:
                                     ------------------------------------
                                     Name:
                                     Title:


                              CHASE EQUITY ASSOCIATES, L.P.

                              By: Chase Capital Partners, general partner

                                   By:
                                       ---------------=------------------
                                       Name:
                                       Title:

                              [Add signature lines for the UA Shareholders]

                                                                      SCHEDULE I




                               Ownership of Shares